EXECUTION VERSION

SECOND AMENDMENT TO credit agreement

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of January 31, 2014, by and among BIOSCRIP, INC., a Delaware corporation (the “Borrower”), each of the Subsidiaries of the Borrower identified on the signature pages hereto as a “Guarantor” (each, a “Guarantor” and, collectively, the “Guarantors”; the Borrower and the Guarantors, each, a “Loan Party” and, collectively, the “Loan Parties”), the Lenders party hereto, and SUNTRUST BANK, in its capacity as administrative agent for itself and the Lenders (the “Administrative Agent”).

WITNESSETH :

WHEREAS, the Borrower, the banks and other financial institutions and lenders party thereto (collectively, the “Lenders”), and the Administrative Agent have executed and delivered that certain Credit Agreement dated as of July 31, 2013 (as amended by that certain First Amendment to Credit Agreement dated as of December 23, 2013, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend certain provisions of the Credit Agreement as set forth herein, and the Administrative Agent and the Lenders party hereto have agreed to such amendments, in each case, subject to the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

SECTION 1.  Definitions. Unless otherwise specifically defined herein, each term used herein (and in the recitals above) which is defined in the Credit Agreement (as amended hereby) shall have the meaning assigned to such term in the Credit Agreement (as amended hereby). Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “the Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.

SECTION 2.   Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)       Section 1.1 of the Credit Agreement is hereby amended by adding the following new defined terms thereto in appropriate alphabetical order:

“Alternate Leverage Test” shall have the meaning set forth in Article VI.

“Liquidity” shall mean, on any date of determination, the sum of (a) cash and Cash Equivalents held by the Borrower and its Subsidiaries plus (b) the Aggregate Revolving Commitment Amount minus the aggregate Revolving Credit Exposure of all Revolving Credit Lenders.

“Non-Core Assets” shall mean the (i) Borrower’s PBM line of business and home health services business (including any Subsidiary principally engaged in such businesses) and (ii) any other asset or Subsidiary which is not principally involved in the Borrower’s provision of infusion services.

“Original Leverage Test” shall have the meaning set forth in Article VI.

“Specified Pricing Decrease Trigger” shall mean the occurrence of each of the following: (a)(i) the Borrower shall have obtained a current corporate family rating from (x) Moody’s is at least B2 and (y) S&P is at least B or (ii) the Consolidated First Lien Net Leverage Ratio (whether or not then in effect) is less than 5.00 to 1.00 calculated as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 5.1(b), (b) the Borrower and its Subsidiaries shall have Liquidity of at least $50,000,000, and (c) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that the conditions in the foregoing clauses (a) and (b) have been satisfied.

(b)       The following defined term in Section 1.1 of the Credit Agreement is hereby amended and restated so that it reads in its entirety as follows:

“Applicable Margin” shall mean, as of any date, (a) with respect to all Term B Loans outstanding on such date, (i) prior to the occurrence of the Specified Pricing Decrease Trigger, 5.00% per annum with respect to Base Rate Loans and 6.00% per annum with respect to Eurodollar Loans and (ii) effective as of the second Business Day after the occurrence of the Specified Pricing Decrease Trigger, 4.25% per annum with respect to Base Rate Loans and 5.25% per annum with respect to Eurodollar Loans and (b) with respect to all Revolving Loans outstanding on such date or the letter of credit fee, as the case may be, (i) prior to the occurrence of the Specified Pricing Decrease Trigger, the percentage per annum determined by reference to the applicable Consolidated Total Net Leverage Ratio in effect on such date as set forth on Part A of Schedule I and (ii) after the occurrence of the Specified Pricing Decrease Trigger, the percentage per annum determined by reference to the applicable Consolidated Total Net Leverage Ratio in effect on such date as set forth on Part B of Schedule I; provided that a change in the Applicable Margin resulting from a change in the Consolidated Total Net Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b), as applicable, and the related Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required (after giving effect to any grace or cure period applicable to such delivery), the Applicable Margin shall be at Level I as set forth on Part A or Part B, as applicable, of Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. In the event that the Consolidated Total Net Leverage Ratio reported in any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered, other than with respect to a consensual termination of this Agreement and the Commitments in connection with the repayment in full in cash of the Obligations (other than Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, Bank Product Obligations and indemnities and other contingent obligations not then due and payable and as to which no claim has been made)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth on Part A or Part B, as applicable, of Schedule I (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly (but in any event within five (5) Business Days) deliver to the Administrative Agent an updated financial statement or Compliance Certificate, as the case may be, with a correct calculation of the Consolidated Total Net Leverage Ratio for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected Consolidated Total Net Leverage Ratio, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth on Part A or Part B, as applicable, of Schedule I for such period and (iii) (x) in the event that the Accurate Applicable Margin for such period is higher than the Applicable Margin in effect prior to the adjustment described in clause (ii), then the Borrower shall promptly (but in any event within five (5) Business Days) pay to the Administrative Agent, for the account of the Lenders, the accrued and unpaid additional interest owing as a result of such higher Accurate Applicable Margin for such period and (y) in the event that the Accurate Applicable Margin for such period is lower than the Applicable Margin in effect prior to the adjustment described in clause (ii), then the Administrative Agent shall credit against the Borrower’s next interest payment an amount equal to the additional interest that accrued and was paid in excess of the interest that would have accrued at the Accurate Applicable Margin for such period; provided, that if no further interest payments are due hereunder, the Borrower shall not receive any credit or have any other rights under this clause (y). The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

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(c)        Section 2.12(a) of the Credit Agreement is hereby amended and restated so that it reads in its entirety as follows:

(a)        Promptly (but in any event within five (5) Business Days) upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds in excess of $10,000,000 in the aggregate during any Fiscal Year from any Prepayment Event, the Borrower shall prepay the Obligations in an amount equal to such excess Net Cash Proceeds; provided, that, no prepayment under this Section 2.12(a) shall be required with respect to (i) Non-Core Assets that are sold in accordance with Section 7.6(e) and (ii) Net Cash Proceeds from any other Prepayment Event so long as (with respect to this clause (ii) only) no Event of Default is in existence at the time of receipt of such Net Cash Proceeds, at the election of the Borrower, to the extent that such proceeds are reinvested in the business of the Borrower or any of its Subsidiaries within 365 days (or 366 days in a leap year) following receipt thereof or committed to be reinvested pursuant to a binding contract prior to the expiration of such 365 day (or 366 day in a leap year) period and actually reinvested within 180 days after the date of such binding contract. Any such prepayment shall be applied in accordance with subsection (d) of this Section.

(d)                   Section 5.1 of the Credit Agreement is hereby amended by deleting the “and” at the end of Section 5.1(f), deleting the “.” at the end of Section 5.1(g) and inserting in lieu thereof “; and”, and then adding the following new Section 5.1(h) thereto in appropriate numerical order:

(h)        until such time as the Borrower is in compliance with the Original Leverage Test then applicable (regardless if the Original Leverage Test is being tested) deliver to the Administrative Agent (who will deliver to each private-side Lender) as soon as available and in any event within 30 days after the end of each fiscal month of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal month and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal month and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the Profit Plan for the current Fiscal Year; provided the Administrative Agent and the Lenders acknowledge and agree that (x) the financial statements described in this clause (h) are confidential and constitute material non-public information of the Borrower and (y) neither the Administrative Agent nor any other Lender (including any private-side Lender) shall distribute or furnish a copy of all or any portion of the financial statements described in this clause (h) to any Lender that is not a private-side Lender other as expressly permitted under Section 10.11(iv).

(e)       Article VI of the Credit Agreement is hereby amended and restated so that it reads in its entirety as follows:

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ARTICLE VI

CONSOLIDATED FIRST LIEN NET LEVERAGE RATIO COVENANT

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding (other than Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, Bank Product Obligations and indemnities and other contingent obligations not then due and payable and as to which no claim has been made), except with the written consent of the Required Revolving Lenders, solely with respect to the Revolving Loans and solely to the extent that a Revolver Covenant Triggering Event (as defined below) has occurred, the Borrower shall not permit the Consolidated First Lien Net Leverage Ratio as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2013), for the period of four (4) consecutive Fiscal Quarters ending on such date, to be greater than the ratio set forth below opposite such Fiscal Quarter (the “Original Leverage Test”):

Fiscal Quarter Ending	Consolidated First Lien Net Leverage Ratio

September 30, 2013 through and including March 31, 2014	6.25:1.00

June 30, 2014	6.00:1.00

September 30, 2014	5.75:1.00

December 31, 2014, and March 31, 2015	5.50:1.00

June 30, 2015	5.25:1.00

September 30, 2015, and December 31, 2015	5.00:1.00

March 31, 2016, through and including September 30, 2016	4.50:1.00

December 31, 2016, and continuing thereafter	4.00:1.00

Notwithstanding the foregoing, solely with respect to any Fiscal Quarter during the period commencing with the Fiscal Quarter ending December 31, 2013 through and including the Fiscal Quarter ending December 31, 2014 so long as the Borrower shall maintain, at all times during such period, Liquidity of at least $7,500,000 (and a certification of the foregoing to the extent applicable shall be included in each Compliance Certificate delivered by the Borrower hereunder during such period) in lieu of complying with the Original Leverage Test, solely with respect to the Revolving Loans and solely to the extent that a Revolver Covenant Triggering Event (as defined below) has occurred, the Borrower shall be in compliance with this Article VI so long as it does not permit the Consolidated First Lien Net Leverage Ratio as of the last day of any such Fiscal Quarter, for the period of four (4) consecutive Fiscal Quarters ending on such date, to be greater than the ratio set forth below opposite such Fiscal Quarter (the “Alternate Leverage Test”):

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Fiscal Quarter Ending	Consolidated First Lien Net Leverage Ratio

December 31, 2013	6.75:1.00

March 31, 2014 through and including December 31, 2014	7.25:1.00

Notwithstanding the foregoing, the financial covenant set forth in this Article VI (including the Original Leverage Test or the Alternate Leverage Test, as applicable) shall be tested and the Borrower shall be required to comply with this Article VI solely to the extent that, as of the last day of any Fiscal Quarter, the aggregate outstanding principal amount of Revolving Loans and Swingline Loans exceeds 25% of the Aggregate Revolving Commitment Amount in effect on such date (a “Revolver Covenant Triggering Event”).

(f)        Section 7.1(a) of the Credit Agreement is hereby amended by deleting the “and” at the end of Section 7.1(a)(xx), deleting the “.” at the end of Section 7.1(a)(xxi) and inserting in lieu thereof “;”, and then adding following new clauses Section 7.1(a) (xxii) and Section 7.1(a) (xxiii) thereto in appropriate numerical order:

(xxii)      Indebtedness (other than the ABDC Obligations) of the Borrower or any Subsidiary Loan Party that is unsecured; provided, that (A) the aggregate principal amount of any Indebtedness outstanding under this clause (xxii) at any time does not exceed $250,000,000 (excluding any amounts representing capitalized or accreted interest that are added to the principal balance of such Indebtedness after the date of issuance thereof), and (B) promptly (but in any event within five (5) Business Days) upon receipt thereof, 100% of the Net Cash Proceeds of such issuance of Indebtedness are used to prepay the Obligations as follows: first, to the outstanding principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments (without a permanent reduction in the amount of the Revolving Commitments) and second, to the outstanding principal balance of the Term B Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term B Loans, and applied first to the immediately succeeding eight (8) scheduled installments of the Term B Loans on a pro rata basis and thereafter to the remaining scheduled installments of the Term B Loans on a pro rata basis (including, without limitation, the final payment due on the Maturity Date); and

(xxiii)      Indebtedness (other than the ABDC Obligations) of the Borrower or any Subsidiary Loan Party that subject to delivery of an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, secured by Liens that are junior in priority to the Liens securing the Obligations; provided, that (A) the aggregate principal amount of any secured Indebtedness outstanding under this clause (xxiii) at any time does not exceed $150,000,000 (excluding any amounts representing capitalized or accreted interest that are added to the principal balance of such Indebtedness after the date of issuance thereof), and (B) promptly (but in any event within five (5) Business Days) upon receipt thereof, 100% of the Net Cash Proceeds of such issuance of Indebtedness are used to prepay the Obligations as follows: first, to the outstanding principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments (without a permanent reduction in the amount of the Revolving Commitments) and second, to the outstanding principal balance of the Term B Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term B Loans, and applied first to the immediately succeeding eight (8) scheduled installments of the Term B Loans on a pro rata basis and thereafter to the remaining scheduled installments of the Term B Loans on a pro rata basis (including, without limitation, the final payment due on the Maturity Date).

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(g)          Section 7.2 of the Credit Agreement is hereby amended by adding the following new Section 7.2(l) thereto in appropriate alphabetical order:

(l)        Liens securing Indebtedness incurred pursuant to Section 7.1(a)(xxiii).

(h)          Section 7.6 of the Credit Agreement is hereby amended by deleting Section 7.6(e) and substituting in lieu thereof the following Section 7.6(e):

(e) any sale or disposition of Non-Core Assets so long as (i) at least 75% of the aggregate consideration received in respect of such sale or disposition is received in cash or Cash Equivalents; (ii) such sales and dispositions shall be for fair market value; (iii) the Borrower shall be in compliance with the terms of Article VI (whether or not then in effect), on a Pro Forma Basis after giving effect to such sale or disposition, calculated as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 5.1(b) and the Borrower shall have delivered to the Administrative Agent a certificate with applicable calculations attached signed by a Responsible Officer certifying to the foregoing; (iv) immediately before and after giving effect to such sale or disposition, no Default or Event of Default shall have occurred and be continuing; and (v) promptly (but in any event within five (5) Business Days) upon receipt thereof, 100% of the Net Cash Proceeds of such sale or disposition are used to prepay the Obligations as follows: first, to the outstanding principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments (without a permanent reduction in the amount of the Revolving Commitments) and second, to the outstanding principal balance of the Term B Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term B Loans, and applied first to the immediately succeeding eight (8) scheduled installments of the Term B Loans on a pro rata basis and thereafter to the remaining scheduled installments of the Term B Loans on a pro rata basis (including, without limitation, the final payment due on the Maturity Date).

(i)        Schedule I of the Credit Agreement is hereby amended and restated by Schedule I attached hereto.

SECTION 3.   Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)       Both immediately before and immediately after giving effect to this Amendment, all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties (i) that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects or (ii) that expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respect as of such earlier date).

(b)       No Default or Event of Default has occurred and is continuing or would result from giving effect to the terms hereof.

(c)       The execution, delivery and performance by each Loan Party of this Amendment are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action.

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(d)       This Amendment has been duly executed and delivered by each Loan Party and constitutes valid and binding obligations of such Loan Party, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 4.   Conditions Precedent. This Amendment shall become effective only upon satisfaction of the following conditions precedent:

(a)       the execution and delivery of this Amendment by each Loan Party, the Administrative Agent and each of the Required Lenders;

(b)       the Borrower shall have paid to the Administrative Agent all fees required to be paid by the Borrower under that certain Fee Letter dated as of January 27, 2014 executed by the Administrative Agent and accepted by the Borrower; and

(c)       the Borrowers shall have paid all other costs, fees, and expenses owed by the Borrower to the Administrative Agent, including, without limitation, reasonable attorneys’ fees and expenses.

SECTION 5.  Release of Claims. The Loan Parties hereby acknowledge and agree that, through the date hereof, each of the Administrative Agent and the Lenders has acted in good faith and has conducted itself in a commercially reasonable manner in its relationships with the Loan Parties in connection with the Obligations, the Credit Agreement, and the other Loan Documents, and the Loan Parties hereby waive and release any claims to the contrary. The Loan Parties hereby release, acquit and forever discharge the Administrative Agent and each of the Lenders, their respective Affiliates, and their respective officers, directors, employees, agents, attorneys, advisors, successors and assigns, both present and former, from any and all claims and defenses, known or unknown as of the date hereof, with respect to the Obligations, this Amendment, the Credit Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

SECTION 6.   Miscellaneous Terms.

(a)       Loan Document. For avoidance of doubt, the Borrower, the Lenders party hereto, and the Administrative Agent hereby acknowledge and agree that this Amendment is a Loan Document.

(b)       Effect of Amendment. Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal and binding obligation of the Borrower, enforceable against such Borrower Party in accordance with their respective terms. Except to the extent otherwise expressly set forth herein, the amendments set forth herein shall have prospective application only from and after the date of this Amendment.

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(c)       No Novation or Mutual Departure. The Loan Parties expressly acknowledge and agree that (i) there has not been, and this Amendment does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the amendments contained in Section 2 above and (ii) nothing in this Amendment shall affect or limit the Administrative Agent’s or any Lender’s right to demand payment of liabilities owing from any Loan Party to the Administrative Agent or any Lender under, or to demand strict performance of the terms, provisions, and conditions of, the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Loan Documents.

(d)       Ratification. The Borrower hereby restates, ratifies, and reaffirms each and every term, covenant, and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party (as such terms, covenants, and conditions are amended by Section 2 above) effective as of the date hereof.

(e)       No Offset. To induce the Administrative Agent and the Lenders to enter into this Amendment and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions thereof), each Loan Party hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists no right of offset, defense, counterclaim, claim, or objection in favor of any Loan Party or arising out of or with respect to any of the Loans or other obligations of any Loan Party owed to the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document.

(f)       Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

(g)       Fax or Other Transmission. Delivery by one or more parties hereto of an executed counterpart of this Amendment via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Amendment.

(h)       Recitals Incorporated Herein. The preamble and the recitals to this Amendment are hereby incorporated herein by this reference.

(i)        Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(j)        Further Assurances. The Borrower agrees to take, at the Borrower’s expense, such further actions as the Administrative Agent shall reasonably request from time to time to evidence the amendments set forth herein and the transactions contemplated hereby.

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(k)       Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(l)       Severability. Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(m)      Reaffirmation of Guarantors. Each Guarantor (i) consents to the execution and delivery of this Amendment, (ii) reaffirms all of its obligations and covenants under the Guaranty and Security Agreement and the other Loan Documents to which it is a party, and (iii) agrees that none of its respective obligations and covenants shall be reduced or limited by the execution and delivery of this Amendment.

[SIGNATURES ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BIOSCRIP, INC.,
as the Borrower

By: [signature]
Name: Kimberlee C. Seah
Title: Senior Vice President, Secretary & General Counsel

[BIOSCRIP – SECOND AMENDMENT]

APPLIED HEALTH CARE, LLC,
BIOSCRIP INFUSION MANAGEMENT, LLC,
BIOSCRIP INFUSION SERVICES, INC.,
BIOSCRIP INFUSION SERVICES, LLC,
BIOSCRIP MEDICAL SUPPLY SERVICES, LLC,
BIOSCRIP NURSING SERVICES, LLC,
BIOSCRIP PBM SERVICES, LLC,
BIOSCRIP PHARMACY (NY), INC.,
BIOSCRIP PHARMACY (PUERTO RICO), INC.,
BIOSCRIP PHARMACY SERVICES, INC.
BIOSCRIP PHARMACY, INC.,
BRADHURST SPECIALTY PHARMACY, INC.,
CEDAR CREEK HOME HEALTH CARE AGENCY, LLC,
CHRONIMED, LLC,
CHS HOLDINGS, INC.,
CRITICAL HOMECARE SOLUTIONS, INC.,
DEACONESS ENTERPRISES, LLC,
DEACONESS HOMECARE, LLC,
EAST GOSHEN PHARMACY, INC.,
ELK VALLEY HEALTH SERVICES, LLC,
ELK VALLEY HOME HEALTH CARE AGENCY, LLC,
ELK VALLEY PROFESSIONAL AFFILIATES, INC.,
GERICARE, LLC,
HOMECHOICE PARTNERS, INC.,
INFUCENTERS, LLC,
INFUSAL PARTNERS,
INFUSCIENCE HHA, LLC,
INFUSCIENCE, INC.,
INFUSCIENCE SOUTH CAROLINA, LLC,
INFUSCIENCE SUB, INC.,
INFUSION PARTNERS, LLC,
INFUSION PARTNERS OF BRUNSWICK, LLC, and
INFUSION PARTNERS OF MELBOURNE, LLC, each, as a Guarantor

By: [signature]

Name: Kimberlee Seah
Title: Senior Vice President, Secretary and General Counsel

[BIOSCRIP – SECOND AMENDMENT]

INFUSION SOLUTIONS, INC.,
INFUSION THERAPY SPECIALISTS, INC.,
KNOXVILLE HOME THERAPIES, LLC,
NATIONAL HEALTH INFUSION, INC.,
NATURAL LIVING, INC.,
NEW ENGLAND HOME THERAPIES, INC.,
NUTRI USA INC.,
OPTION HEALTH, LTD.,
PHCS ACQUISITION CO, INC.,
PROFESSIONAL HOME CARE SERVICES, INC.,
REGIONAL AMBULATORY DIAGNOSTICS, INC.,
SCOTT-WILSON, INC.,
SOUTH MISSISSIPPI HOME HEALTH, INC.,
SOUTH MISSISSIPPI HOME HEALTH, INC. - REGION I,
SOUTH MISSISSIPPI HOME HEALTH, INC. – REGION II,
SOUTH MISSISSIPPI HOME HEALTH, INC. – REGION III,
SPECIALTY PHARMA, INC., and
WILCOX MEDICAL, INC.,
each, as a Guarantor

By: ______________________________
Name: Kimberlee Seah
Title: Senior Vice President, Secretary and General Counsel

[BIOSCRIP – SECOND AMENDMENT]

SUNTRUST BANK,
as Administrative Agent, for itself and with the consent of the Required Lenders

By: ______________________
Name: W. Bradley Hamilton
Title: Director

[BIOSCRIP – SECOND AMENDMENT]

SCHEDULE I

Applicable Margin

Part A

Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	Greater than or equal to 5.00:1.00	6.00% per annum	5.00% per annum
II	Less than 5.00:1.00 but greater than or equal to 4.00:1.00	5.75% per annum	4.75% per annum
III	Less than 4.00:1.00	5.50% per annum	4.50% per annum

Part B

Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	Greater than or equal to 5.00:1.00	5.25% per annum	4.25% per annum
II	Less than 5.00:1.00 but greater than or equal to 4.00:1.00	5.00% per annum	4.00% per annum
III	Less than 4.00:1.00	4.75% per annum	3.75% per annum